Exhibit 99.1

Boeing Appoints Brian West as Chief Financial Officer
•Long-time finance and business leader with experience across aerospace, manufacturing, infrastructure, global information services and other industries

CHICAGO, June 30, 2021—The Boeing Company [NYSE: BA] today named Brian West as the company’s executive vice president and chief financial officer effective August 27, 2021.
In this role, West will lead all aspects of Boeing’s financial strategy, performance, reporting and long-range business planning, as well as investor relations, treasury, controller, and audit operations. West will also oversee the company’s business transformation efforts and will have executive responsibility for the company’s global financing arm, Boeing Capital Corporation. He will report to Boeing President and CEO David Calhoun and will serve on the company's Executive Council.
“Brian is the ideal executive to serve as Boeing’s next CFO given his significant financial management and long-term strategic planning experience in complex global organizations across the aerospace, manufacturing and services industries,” said Calhoun. “I have had the pleasure of working with Brian previously, and he is an exceptional leader whose broad operational expertise and commitment to transparency with stakeholders will advance our efforts as we continue our focus on safety and quality, improving our performance and transforming our company for the future.”
West joins Boeing following a successful and diverse career in senior financial and operational roles spanning several industries, including aerospace, manufacturing, infrastructure, healthcare, global information services, financial and risk management. He has served as the chief financial officer of Refinitiv since 2018, and was previously CFO and executive vice president of Operations for Oscar Health Insurance and CFO and COO of Nielsen. Prior to Nielsen, West spent 16 years at General Electric, where he served as CFO of GE Aviation and CFO of GE Engine Services. His additional finance leadership positions in GE businesses encompassed plastics, transportation and energy.
West is a founding board member of a Connecticut-based nonprofit organization whose mission is to prepare the next generation of diverse female leaders with the skills, community and connections to thrive in the world. He previously was a board member of Future 5, an organization that helps under-resourced students in Stamford, CT reach their full potential.
West holds a bachelor’s degree in Finance from Siena College and a Master’s in Business Administration from the Columbia Business School.
West succeeds Greg Smith, who previously announced his plans to retire, effective in early July. The company has named Dave Dohnalek, currently Boeing’s senior vice president and Treasurer, to the role of interim CFO until West joins the company in late August.
“I want to thank Greg again for his outstanding contributions to our employees, customers, communities and our company throughout his more than thirty years of service with Boeing,” said Calhoun. “I also want to thank Dave for assuming interim leadership of our Finance organization. With decades of executive leadership experience at Boeing across treasury, investor relations, financial planning and more, Dave is a highly respected and effective leader who will bring informed and balanced guidance to our Finance organization during this transition period.”

As a leading global aerospace company, Boeing develops, manufactures and services commercial airplanes, defense products and space systems for customers in more than 150 countries. As a top U.S. exporter, the company leverages the talents of a global supplier base to advance economic opportunity, sustainability and community impact. Boeing’s diverse team is committed to innovating for the future and living the company’s core values of safety, quality and integrity. Learn more at www.boeing.com.

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